American Century ETF Trust

MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT (“Agreement”) is effective as of the 6th day of September, 2019 (the “Effective Date”), by and between AMERICAN CENTURY ETF TRUST, a Delaware statutory trust (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).
WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and has registered its shares for public offering under the Securities Act of 1933 (the “1933 Act”); and
WHEREAS, the Company is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares of the Company; and
WHEREAS, the initial shareholders of each series of shares of the Company set forth on Schedule A attached hereto (the “Funds”), as well as a majority of those members of the Board of Trustees of the Company (collectively the “Board of Trustees,” and each individually a “Trustee”) who are not “interested persons” as defined in the 1940 Act (hereinafter referred to as the “Independent Trustees”) have approved the Agreement as it relates to the Funds.
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.
Investment Management Services. The Investment Manager shall supervise the investments of each class of each Fund. In such capacity, the Investment Manager shall either directly, or through the utilization of others as contemplated by Section 7 below, maintain a continuous investment program for each Fund, determine what securities shall be purchased or sold by each Fund, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders. In performing its duties hereunder, the Investment Manager will manage the portfolios of all classes of shares of a particular Fund as a single portfolio.

2.	Compliance with Laws. All functions undertaken by the Investment Manager hereunder shall at all times conform to, and be in accordance with, any requirements imposed by:

(a)	the 1940 Act and any rules and regulations promulgated thereunder;

(b)	any other applicable provisions of law;

(c)	the Agreement and Declaration of Trust of the Company as restated or amended from time to time;

(d)	the By-laws of the Company as restated or amended from time to time;

(e)	the Multiple Class Plan of the Company, if adopted, and as amended from time to time; and

American Century ETF Trust

(f)	the registration statement(s) of the Company, as amended from time to time, filed under the 1933 Act and the 1940 Act.

3.
Board Oversight. All of the functions undertaken by the Investment Manager hereunder shall at all times be subject to the oversight of the Board of Trustees or any committee or officers of the Company acting under the authority of the Board of Trustees. For the avoidance of doubt, the Investment Manager is responsible for the day to day management of the Funds.

4.	Payment of Expenses.

(a)
The Investment Manager will pay all of the expenses of each Fund, other than the management fee payable to the Investment Manager, brokerage and other transaction fees and expenses relating to the acquisition and disposition of portfolio securities, acquired fund fees and expenses, interest (including without limitation borrowing costs and overdraft charges), taxes (including without limitation income, excise, transfer, and withholding taxes), litigation expenses (including without limitation litigation counsel fees and expenses), extraordinary expenses, and expenses incurred in connection with the provision of shareholder and distribution services under a plan adopted pursuant to Rule 12b-1 under the 1940 Act.

(b)
The Investment Manager will provide the Company with all physical facilities and personnel required to carry on the business of each class of each Fund that it shall manage, including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software and salaried and hourly paid personnel. The Investment Manager may at its expense employ others to provide all or any part of such facilities and personnel.

5.
Account Fees. The Company, by resolution of the Board of Trustees, including a majority of the Independent Trustees, may from time to time authorize the imposition of fees as a direct charge against shareholder accounts of any class of one or more of the Funds, such fees to be retained by the Company or to be paid to the Investment Manager to defray expenses which would otherwise be incurred by the Funds or paid by the Investment Manager in accordance with the provisions of paragraph 4 of this Agreement. At least 60 days’ prior written notice of the intent to impose any such fee must be given to the shareholders of any affected Fund or Fund class.

6.	Management Fees.

(a)
In consideration of the services provided by the Investment Manager, each class of each Fund shall pay to the Investment Manager a management fee that is calculated as described in this Section 6 using the fee schedules set forth on Schedule A (the “Fee Schedules”).

(b)
Daily Management Fee Calculation. For each calendar day, each class of each Fund, or each Fund in the absence of any classes, shall accrue a fee calculated by multiplying the Annual Management Fee set forth on Schedule A for such class or Fund by the net assets thereof on that day, and further dividing that product by 365 (366 in leap years).

American Century ETF Trust

(d)
Monthly Management Fee Payment. On the first business day of each month, each Fund or class thereof, as applicable, shall pay the management fee to the Investment Manager for the previous month. The fee for the previous month shall be the sum of the Daily Management Fee Calculations for each calendar day in the previous month.

(e)
Additional Series or Classes. In the event that the Board of Trustees shall determine to issue any additional series or classes of shares for which it is proposed that the Investment Manager serve as investment manager, the Company and the Investment Manager may enter into an Addendum to this Agreement setting forth the name of the series and/or classes, as appropriate, the fee schedule for each and such other terms and conditions as are applicable to the management of such series and/or classes, or, in the alternative, enter into a separate management agreement that relates specifically to such series and/or classes of shares.

7.
Subcontracts. In rendering the services to be provided pursuant to this Agreement, the Investment Manager may, from time to time, engage or associate itself with such persons or entities as it determines is necessary or convenient in its sole discretion and may contract with such persons or entities to obtain information, investment advisory and management services, or such other services as the Investment Manager deems appropriate. Any fees, compensation or expenses to be paid to any such person or entity shall be paid by the Investment Manager, and no obligation to such person or entity shall be incurred on behalf of the Company. Any arrangement entered into pursuant to this paragraph shall, to the extent required by law, be subject to the approval of the Board of Trustees, including a majority of the Independent Trustees, and the shareholders of the Company.

8.
Trading Documentation and Related Instruments. In rendering the services to be provided pursuant to this Agreement, the Investment Manager is authorized on behalf of the Company to undertake the execution and/or delivery of trading agreements, derivative security documentation, ISDAs, options/futures agreements, master repurchase agreements, confirmations, credit support documentation (including without limitation in circumstances that may require the posting of collateral), and similar and/or related documents and instruments (including without limitation protocols) that the Investment Manager deems advisable in its sole discretion.

9.
Continuation of Agreement. This Agreement shall become effective for each Fund as of the Effective Date and shall continue in effect for each Fund for a period of two years from the Effective Date, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter for each Fund only as long as such continuance is specifically approved at least annually (i) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) either (a) the Board of Trustees or (b) the vote of a majority of the outstanding voting securities of such Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than 90 days prior to the date on which it would otherwise terminate in each applicable

American Century ETF Trust

year, notwithstanding the fact that more than 365 days may have elapsed since the date on which such approval was last given.

10.
Termination. This Agreement may be terminated, with respect to any Fund, by the Investment Manager at any time without penalty upon giving the Company 60 days’ written notice, and may be terminated, with respect to any Fund, at any time without penalty by the Board of Trustees or by vote of a majority of the outstanding voting securities of each class of such Fund on 60 days’ written notice to the Investment Manager.

11.
Effect of Assignment. This Agreement shall automatically terminate with respect to any Fund in the event of its assignment by the Investment Manager. The term “assignment” for this purpose has the meaning contained in Section 2(a)(4) of the 1940 Act.

12.
Other Activities. Nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or the right of any of its officers, directors, trustees or employees (who may also be a Trustee, officer or employee of the Company), to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

13.
Standard of Care. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Investment Manager, it, as an inducement to it to enter into this Agreement, shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

14.
Separate Agreement. The parties hereto acknowledge that certain provisions of the 1940 Act, in effect, treat each series of shares of an investment company as a separate investment company. Accordingly, the parties hereto hereby acknowledge and agree that, to the extent deemed appropriate and consistent with the 1940 Act, this Agreement shall be deemed to constitute a separate agreement between the Investment Manager and each Fund.

15.
No Third Party Beneficiaries. The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and that there shall be no third party beneficiaries to this Agreement, either express or implied.

16.
Choice of Law/Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice of law provisions thereof. The parties hereto agree that any action relating to this Agreement shall be brought exclusively in either the Western Division of the United States District Court, Western District of Missouri, or the Circuit Court of Jackson County, Missouri located in Kansas City, Missouri, and each party hereto consents to the jurisdiction and venue thereof.

American Century ETF Trust

17.
Use of the Name “American Century”. The name “American Century” and all rights to the use of the name “American Century” are the exclusive property of American Century Proprietary Holdings, Inc. (“ACPH”). ACPH has consented to, and granted a non-exclusive license for, the use by the Company of the name “American Century” in the name of the Company and any Fund. Such consent and non-exclusive license may be revoked by ACPH in its discretion if ACPH, the Investment Manager, or a subsidiary or affiliate of either of them is not employed as the investment adviser of each Fund. In the event of such revocation, the Company and each Fund using the name “American Century” shall cease using the name “American Century” unless otherwise consented to by ACPH or any successor to its interest in such name.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the Effective Date.

American Century Investment Management, Inc.	American Century ETF Trust
/s/ David H. Reinmiller	/s/ Charles A. Etherington
David H. Reinmiller	Charles A. Etherington
Vice President	Vice President

American Century ETF Trust    Schedule A: Fee Schedules

Schedule A
Fee Schedules

Series	Annual Management Fee by Class
Institutional
Avantis U.S. Equity Fund	0.15%
Avantis International Equity Fund	0.23%
Avantis Emerging Markets Equity Fund	0.33%
Avantis U.S. Small Cap Value Fund	0.25%
Avantis International Small Cap Value Fund	0.36%

Series	Annual Management Fee

Avantis U.S. Equity ETF	0.15%
Avantis International Equity ETF	0.23%
Avantis Emerging Markets Equity ETF	0.33%
Avantis U.S. Small Cap Value ETF	0.25%
Avantis International Small Cap Value ETF	0.36%